Exhibit 11


                              GENERAL MILLS, INC.
                       COMPUTATION OF EARNINGS PER SHARE
                     (In Millions, Except per Share Data)


                                                     Thirteen Weeks Ended
                                                    August 30,  August 24,
                                                      1998        1997

Net Earnings                                        $145.0       $134.3


Average Number of Common Shares - Basic EPS (a)      154.1        159.7

Incremental Share Effect from:

   -Stock options (b)                                  3.2          3.9

   -Restricted stock, stock rights and puts             .1           .1

Average Number of Common Shares - Diluted EPS        157.4        163.7

Earnings per Share - Basic                          $  .94        $ .84

Earnings per Share - Assuming Dilution              $  .92        $ .82




Notes to Exhibit 11:

(a) Computed as the weighted average of net shares outstanding on stock-exchange trading days.

(b) Common share equivalents from stock options are computed by the "treasury stock" method. This method first determines the number of shares issuable under stock options that had an option price below the average market price for the period, and then deducts the number of shares that could have been repurchased with the proceeds of options exercised.